NEWS RELEASE

SOUTHWESTERN ENERGY ELECTS TERRY W. RATHERT

 TO THE BOARD OF DIRECTORS

Houston, Texas – October 21, 2014... The Board of Directors of Southwestern Energy Company (NYSE: SWN) announced today that, effective October 20, 2014, Terry W. Rathert has been elected to the Board for a term expiring at the annual meeting of stockholders in 2015. With the election of Mr. Rathert, the Board of Directors has nine members.

Mr. Rathert has an extensive background in the oil and gas industry. He was a co-founder of Newfield Exploration Company, where he served in various positions from 1989 until August of this year, including as Executive Vice President and Chief Financial Officer and as Secretary. Prior to Newfield, Mr. Rathert was Director of Economic Planning and Analysis for Tenneco Oil Exploration and Production Company. He is a member of the Society of Petroleum Engineers and the Independent Petroleum Association of America. Mr. Rathert serves on Texas A&M University’s Petroleum Engineering Department Industry Board, is on the Board of Directors of the YMCA of the Greater Houston Area and is a member of the host committee of the Texas Alliance of Energy Producers. He has served as Treasurer for the American Exploration & Production Council, the Houston Energy Finance Group and the American Natural Gas Alliance.

Southwestern Energy Company is an independent company whose wholly-owned subsidiaries are engaged in oil and gas exploration and production, natural gas gathering and marketing. Additional information on the company can be found on the Internet at http://www.swn.com.

Contacts:	R. Craig Owen	Michael Hancock
	Senior Vice President	Director, Investor Relations
	and Chief Financial Officer	(281) 618-7367
(281) 618-2808

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